As filed with the Securities and Exchange Commission on June 4, 2026

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ProPetro Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	26-3685382
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Marienfeld Place 110 North Marienfeld Street, Suite 300 Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

THIRD AMENDED AND RESTATED PROPETRO HOLDING CORP. 2020 LONG TERM INCENTIVE PLAN
(Full title of the plan)

John J. Mitchell General Counsel and Corporate Secretary One Marienfeld Place 110 North Marienfeld Street, Suite 300 Midland, Texas 79701
(Name and address of agent for service)

(432) 688-0012
(Telephone number, including area code, of agent for service)

Copies to:

Michael Telle Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

The ProPetro Holding Corp. 2020 Long Term Incentive Plan was adopted in 2020 (the “2020 LTIP”). At the Annual Meeting of Shareholders (the “2023 Annual Meeting”) of ProPetro Holding Corp., a Delaware corporation (the “Registrant”), held on May 11, 2023, the Registrant’s shareholders approved an amendment and restatement of the 2020 LTIP (the “2023 Amendment and Restatement”) in order to increase the number of shares of common stock, $0.001 par value per share (the “Common Stock”), available for future grants to 8,050,000, and to extend the term of the plan to the tenth anniversary of the 2023 Annual Meeting. At the Annual Meeting of Shareholders (the “2025 Annual Meeting”) of the Registrant, held on May 20, 2025, the Registrant’s shareholders approved a second amendment and restatement of the 2020 LTIP (the “2025 Amendment and Restatement”) in order to increase the number of shares of Common Stock, available for future grants to 10,520,000, and to extend the term of the plan to the tenth anniversary of the 2025 Annual Meeting. At the Annual Meeting of Shareholders of the Registrant, held on May 19, 2026 (the “2026 Annual Meeting”), the Registrant’s shareholders approved a third amendment and restatement of the 2020 LTIP (the “2026 Amendment and Restatement”) in order to increase the number of shares of Common Stock, available for grant to 14,060,000, and to extend the term of the plan to the tenth anniversary of the 2026 Annual Meeting (as amended and restated, the “Plan”).

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 4,071,000 shares of Common Stock that may be issued pursuant to the Plan, which are available as a result of the 2026 Amendment and Restatement.

Except as otherwise set forth below, the contents of the registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2020 (File No. 333-249864), February 15, 2024 (File No. 333-277107), and December 16, 2025 (File No. 333-292172) are incorporated herein by reference and made a part of this Registration Statement as permitted by General Instruction E to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of ProPetro Holding Corp., dated as of June 19, 2019 (incorporated by reference herein to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 19, 2019).

4.2	Certificate of Designations of Series B Junior Participating Preferred Stock of the Registrant dated April 14, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 14, 2020).

4.3	Amended and Restated Bylaws of ProPetro Holding Corp. (incorporated by reference herein to Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated June 19, 2019).

4.4	Third Amended and Restated ProPetro Holding Corp. 2020 Long Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated May 22, 2026).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of RSM US LLP, an Independent Registered Public Accounting Firm.

23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

107.1*	Calculation of Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, Texas on June 4, 2026.

PROPETRO HOLDING CORP.

By:	/s/ John J. Mitchell
Name:	John J. Mitchell
Title:	General Counsel and Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints John J. Mitchell as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 4, 2026.

Signatures	Title

/s/ Samuel D. Sledge	Chief Executive Officer and Director
Samuel D. Sledge	(Principal Executive Officer)

/s/ Caleb Weatherl	Chief Financial Officer
Caleb Weatherl	(Principal Financial Officer)

/s/ Celina A. Davila	Chief Accounting Officer
Celina A. Davila	(Principal Accounting Officer)

/s/ Phillip A. Gobe	Chairman of the Board
Phillip A. Gobe

/s/ Mark S. Berg	Director
Mark S. Berg

/s/ Anthony J. Best	Director
Anthony J. Best

/s/ G. Larry Lawrence	Director
G. Larry Lawrence

/s/ Mary P. Ricciardello	Director
Mary P. Ricciardello

/s/ Michele Vion	Director
Michele Vion